Exhibit 10j                      Cash Bonus Plan for Executive Officers of the Company

On March 5, 2008, the Board of Directors of The L.S. Starrett Company (the "Company"), upon the recommendation of the Compensation Committee of the Board of Directors, voted to adopt a new cash bonus plan for executive officers of the Company.  The new cash bonus plan is effective for the fiscal year ending June 28, 2008.  The new plan bases awards on income before tax as a percentage of net sales from consolidated results of operations and replaces the previous cash bonus plan, which plan based awards on return on sales and return on equity.  The new plan covers the three executive officers responsible for the Company's worldwide results: Douglas A. Starrett, Stephen F. Walsh and Randall J. Hylek.  The Board of Directors administers the new plan.

Awards under the new plan will be paid once per year following the release of the Company's audited financial statements.  A minimum threshold of 4% of income before tax [IBT] as a percentage to net sales must be achieved prior to any payment to a participant under the plan.  Once the minimum 4% of IBT is achieved by the Company, the participant earns a cash bonus equal to 15% of such participant's base salary.  For IBT in excess of 4% for the fiscal year, the participant's cash bonus increases by .5% of such participant's base salary for each .1% increase in the Company's IBT.